Exhibit 4.1

ATLAS ENERGY GROUP, LLC

2015 LONG-TERM INCENTIVE PLAN

Section 1. Purpose of the Plan

The Atlas Energy Group, LLC 2015 Long-Term Incentive Plan (the “Plan”) is intended to promote the interests of Atlas Energy Group, LLC, a Delaware limited liability company (the “Company”), by providing to officers, employees, and managing board members of the Company and its Affiliates, and consultants, and joint venture partners who perform services for the Company and its Affiliates, incentive awards for superior performance that are based on common units of the Company (“Units”). It is also contemplated that the Plan will enhance the ability of the Company and its Affiliates to attract and retain the services of individuals who are essential for the growth and profitability of the Company and to encourage them to devote their best efforts to the business of the Company, thereby advancing the interests of the Company.

Section 2. Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

“Award” means an Option, Phantom Unit, or Restricted Unit granted under the Plan, and shall include any tandem DERs granted with respect to a Phantom Unit.

“Award Agreement” means a written (or electronic) agreement setting forth the terms and conditions of a specific Award.

“Board” means the board of directors of the Company.

“Cause” means Cause (or a term of similar import) as defined in the employment, consulting, or similar agreement to which a Participant is party, or, if there is no such agreement, “Cause” means the Participant’s: (a) commission of a felony or a crime of moral turpitude; (b) commission of any act of malfeasance or wrongdoing against the Company or any Affiliate; (c) a material breach of the Company’s or any Affiliate’s applicable policies or procedures; (d) willful and continued failure to perform the Participant’s material duties; (e) willful misconduct that causes material harm to the Company or any Affiliate or their respective business reputations, including due to any adverse publicity; or (f) material breach of the Participant’s obligations under any agreement (including any covenant not to compete) entered into between the Participant and the Company or any Affiliate. Notwithstanding Section 3(a) of the Plan, following a Change in Control, any determination by the Committee as to whether “Cause” exists shall be subject to de novo review.

“Change in Control” means the occurrence of any of the following:

(a) a merger, consolidation, share exchange, division, or other reorganization or transaction of the Company with any entity, other than such a transaction that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 60% of the combined voting power immediately after such transaction of the surviving entity’s outstanding securities or, in the case of a division, the outstanding securities of each entity resulting from the division;

(b) the equity holders of the Company approve a plan of complete liquidation or winding-up of the Company;

(c) a sale or disposition (in one transaction or a series of transactions) of all or substantially all of the assets of the Company;

(d) during any period of 24 consecutive months, individuals who at the beginning of such period constituted the Board (including for this purpose any new director whose election or nomination for election or appointment was approved by a vote of at least 2/3 of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board; or

(e) any other sale of assets or restructuring transaction that has the effect of the enumerated transactions or events described in any of clauses (a) through (d) above.

Notwithstanding the foregoing, with respect to any Award that is subject to Section 409A of the Code, Change in Control shall mean a “change of control event,” as defined in the regulations and guidance issued under Section 409A of the Code. In addition, notwithstanding the foregoing, the Committee may specify a more limited definition of Change in Control for a particular Award, as the Committee deems appropriate.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto, and the regulations promulgated thereunder.

“Committee” means the Board or such committee of the Board or the board (or committee of the board) of an Affiliate of the Company appointed by the Board to administer the Plan.

“DER” means a right, granted in tandem with a specific Phantom Unit, to receive an amount in cash, securities, or property equal to, and at the same time as, the cash distributions or other distributions of securities or property made by the Company with respect to a Unit during the period such Phantom Unit is outstanding.

“Director” means a “non-employee director” of the Company as defined in Rule 16b-3 under the Exchange Act.

“Disability” means, unless provided otherwise in an Award Agreement, (a) “Disability” as defined in any individual employment agreement to which the Participant is a party, or (b) if there is no such individual employment agreement or it does not define “Disability,” either (i) a “permanent and total disability” as defined in Section 22(e)(3) of the Code or (ii) the

Participant’s being approved to receive payments under the United States Social Security Disability Insurance Program. Notwithstanding the above, with respect to any Award, to the extent necessary to avoid accelerated taxation or tax penalties under Section 409A of the Code, Disability shall mean “disability” within the meaning of Section 409A of the Code.

“Employee” means any officer or employee of the Company, its Affiliates, consultants or joint venture partners who performs services for the Company or an Affiliate of the Company or in furtherance of the Company’s business.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means the closing sales price of a Unit on the applicable date (or, if there is no trading in the Units on such date, the closing sales price on the last date Units were traded). In the event Units are not publicly traded at the time a determination of fair market value is required to be made hereunder, the determination of fair market value shall be made in good faith by the Committee in a manner which, if necessary to avoid accelerated taxation or tax penalties pursuant to Section 409A of the Code, meets the requirements of Section 409A of the Code.

“Option” means an option to purchase Units granted under the Plan.

“Participant” means any Employee or Director granted an Award under the Plan.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency, or political subdivision thereof or other entity.

“Phantom Unit” means a phantom (notional) unit granted under the Plan that, upon vesting, entitles the Participant to receive a Unit or its then-Fair Market Value in cash or other securities or property, as determined by the Committee.

“Restricted Period” means the period established by the Committee with respect to an Award during which the Award remains subject to forfeiture or is not exercisable by the Participant.

“Restricted Unit” means an Award granted under Section 6(c).

“Retirement” means a Participant’s termination of employment with or service to the Company and its Affiliates after the attainment of age 65 or the attainment of age 55 and at least 15 years of employment and service.

“Rule 16b-3” means Rule 16b-3 promulgated by the SEC under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time.

“SEC” means the Securities and Exchange Commission, or any successor thereto.

“Securities Act” means the Securities Act of 1933, as amended.

Section 3. Administration

(a) General Authority and Determinations. The Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum, and the acts of a majority of the members of the Committee who are present at any meeting thereof at which a quorum is present, or acts unanimously approved by the members of the Committee in writing, shall be the acts of the Committee. Subject to the following and any applicable law, the Committee, in its sole discretion, may delegate any or all of its powers and duties under the Plan, including the power to grant Awards under the Plan, to the Chief Executive Officer of the Company, subject to such limitations on such delegated powers and duties as the Committee may impose, if any; provided, however, that such delegation shall not limit the Chief Executive Officer’s right to receive Awards under the Plan, and the Chief Executive Officer may not grant Awards to, or take any action with respect to any Award previously granted to, himself or a Person who is an Employee or Director subject to Rule 16b-3. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the terms and conditions of any Award; (iv) determine whether, to what extent, and under what circumstances Awards may be settled, exercised, cancelled, or forfeited; (v) interpret and administer the Plan and any instrument or agreement relating to an Award made under the Plan; (vi) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (vii) accelerate the vesting or lapse of restrictions of any outstanding Award, in each case, based on such considerations as the Committee in its sole discretion determines; and (viii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. The Committee shall have full power and express discretionary authority to make factual determinations and to adopt or amend such rules, regulations, agreements, and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, any Affiliate, any Participant, and any beneficiary of any Award. All powers of the Committee shall be executed in the best interests of the Company, not as a fiduciary, in keeping with the objectives of the Plan, and need not be uniform as to similarly situated Participants.

(b) Award Agreements. All Awards under the Plan shall be made conditional on the Participant’s entering into an Award Agreement, and a Participant shall have no rights under the Plan until an Award Agreement is entered into by the Participant and the Company. The terms and conditions of each Award, as determined by the Committee, shall be set forth in an Award Agreement, which shall be delivered to the Participant receiving such Award upon, or as promptly as is reasonably practicable following, the grant of such Award. All Awards under the Plan shall be made conditional upon the Participant’s acknowledgement, in writing or electronically, or by acceptance of the Award, that all decisions and determinations of the Committee shall be final, conclusive, and binding on the Participant, his or her beneficiaries, and any other person having or claiming an interest in such Award. Awards made under a particular Section of the Plan need not be uniform as among Participants.

Section 4. Units

(a) Units Available. Subject to adjustment as provided in Section 4(c), the number of Units with respect to which Phantom Units, Options, and Restricted Units may be granted under the Plan is 5,250,000. If any Option, Phantom Unit, or Restricted Unit is forfeited or otherwise terminates or is cancelled or paid without the delivery of Units, then the Units covered by such Award, to the extent of such forfeiture, termination, payment, or cancellation, shall again be Units with respect to which Awards may be granted. Units surrendered in payment of the Exercise Price of an Option, and Units withheld or surrendered for payment of taxes, shall not be available for re-issuance under the Plan.

(b) Sources of Units Deliverable under Awards. Any Units delivered pursuant to an Award shall consist, in whole or in part, of Units newly issued by the Company, Units acquired in the open market or from any Affiliate of the Company, or any other Person, or any combination of the foregoing, as determined by the Committee in its discretion.

(c) Adjustments. In the event that any distribution (whether in the form of cash, Units, other securities, or other property), recapitalization, split, reverse split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Units or other securities of the Company, issuance of warrants or other rights to purchase Units or other securities of the Company, or other similar transaction or event affects the Units such that an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall equitably adjust (i) the number and type of Units (or other securities or property) with respect to which Awards may be granted, (ii) the number and type of Units (or other securities or property, including cash) subject to outstanding Awards, and (iii) the grant or exercise price with respect to any Award; provided, however, that the number of Units subject to any Award shall always be a whole number. The Committee may make provision for a cash payment to the holder of an outstanding Award in connection with any event listed in this Section 4(c).

Section 5. Eligibility

Any Employee or Director shall be eligible to be designated a Participant and receive an Award under the Plan.

Section 6. Awards

(a) Options. The Committee shall have the authority to determine the Employees and Directors to whom Options shall be granted, the number of Units to be covered by each Option, the exercise price therefor, the Restricted Period and the conditions and limitations applicable to the exercise of the Option, as the Committee shall determine, that are not inconsistent with the provisions of the Plan.

(i) Exercise Price. The exercise price per Unit purchasable under an Option shall be determined by the Committee at the time the Option is granted and may not be less than Fair Market Value as of the date of grant. In no event may any Option granted under this Plan be amended, other than pursuant to Section 7(c), to decrease the exercise price thereof, be cancelled in conjunction with the grant of any new Option with a lower exercise price, or otherwise be subject to any action that would be treated, under the listing standards of the principal securities exchange on which the Units are traded or for accounting purposes, as a “repricing” of such Option, unless such amendment, cancellation, or action is approved by the Company’s unitholders.

(ii) Restrictions on Exercise and Method of Exercise. The Committee shall determine the Restricted Period and the method or methods by which payment of the exercise price may be made or deemed to have been made, which may include, without limitation, cash, check acceptable to the Board, a tender of Units by the Participant having a Fair Market Value on the date of exercise equal to the exercise price, a “cashless” broker-assisted exercise in accordance with procedures permitted by Regulation T of the Federal Reserve Board, or through procedures approved by the Board, a recourse note from the Participant in a form acceptable to the Board and which does not violate the Sarbanes-Oxley Act of 2002, a “net exercise” that permits the Company to withhold a number of Units that otherwise would be issued to the Participant pursuant to the exercise of the Option having a Fair Market Value on the date of exercise equal to the exercise price, or any combination thereof.

(b) Phantom Units. The Committee shall have the authority to determine the Employees and Directors to whom Phantom Units shall be granted, the number of Phantom Units to be granted to each such Participant, the Restricted Period, the conditions under which the Phantom Units may become vested or forfeited, whether DERs are granted with respect to an Award of Phantom Units, and such other terms and conditions, as the Committee may determine, that are not inconsistent with the provisions of the Plan.

(i) Payment. Payment with respect to Phantom Units shall be made in cash, in Units, or in a combination of cash and Units, as determined by the Committee. The Award Agreement shall specify the maximum number of Units that can be issued pursuant to the Award of Phantom Units.

(ii) DERs. The Committee may grant DERs in connection with an Award of Phantom Units, under such terms and conditions as the Committee deems appropriate. DERs may be paid to Participants currently or may be deferred, as reflected in the applicable Award Agreement. All DERs that are not paid currently shall be credited to bookkeeping accounts on the Company’s records for purposes of the Plan. DERs may be accrued as a cash obligation or may be converted to additional Phantom Units for the Participant, and deferred DERs may accrue interest, in each case, as determined by the Committee. The Committee may provide that DERs shall be payable based on the achievement of specific performance goals. DERs may be payable in cash or Units or in a combination of cash and Units, as determined by the Committee.

(c) Restricted Units. Restricted Units are actual Units issued to a Participant that are subject to vesting restrictions and evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more unit certificates. Any certificate issued in respect of Restricted Units shall be registered in the name of the applicable Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Units. The Committee may require that the certificates evidencing such Units be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of any Award of Restricted Units, the applicable Participant shall have endorsed the certificates in blank, relating to the Units covered by such Award.

(i) Terms and Conditions. Restricted Units shall be subject to the following terms and conditions:

(A) The Committee shall have the authority to determine the Employees and Directors to whom Restricted Units shall be granted, the number of Units to be granted to each such Participant, the Restricted Period, the conditions under which the Restricted Units may become vested or forfeited, and such other terms and conditions, as the Committee may determine, that are not inconsistent with the provisions of the Plan. The conditions for grant, vesting, or transferability and the other provisions of Restricted Units (including without limitation any performance goals) need not be the same with respect to each Participant. The Committee may at any time, in its sole discretion, accelerate or waive, in whole or in part, any of the foregoing restrictions.

(B) Subject to the provisions of the Plan and the applicable Award Agreement, during the Restricted Period, the Participant shall not be permitted to sell, assign, transfer, pledge, or otherwise encumber Restricted Units.

(C) Except as provided in this Section 6 and in an applicable Award Agreement, the applicable Participant shall have, with respect to the Restricted Units, all of the rights of holders of Units, including the right to vote the Units. If so determined by the Committee in the applicable Award Agreement, (1) cash dividends on the Units that are the subject of the Restricted Unit Award shall be either paid in cash or automatically deferred and/or reinvested in additional Restricted Units and held subject to the vesting of the underlying Restricted Units, and (2) subject to any adjustment pursuant to the terms of Section 4(c) of the Plan, dividends payable in Units shall be paid in the form of Restricted Units of the same class as the Units with which such dividend was paid, held subject to the vesting of the underlying Restricted Units.

(D) If and when the applicable performance goals, if any, are determined by the Committee to be satisfied and the Restricted Period expires without a prior forfeiture of the Restricted Units for which legended certificates have been issued, unlegended certificates for such Units shall be delivered to the Participant upon surrender of the legended certificates.

(d) General.

(i) Forfeiture. Except as otherwise provided in the terms of an Award Agreement, upon termination of a Participant’s employment with the Company or its Affiliates or membership on the Board during the applicable Restricted Period, all unvested Options, Phantom Units, and Restricted Units shall be forfeited by the Participant; provided, however, that if the reason for the termination is the Participant’s death or Disability, all Options awarded to the Participant shall become exercisable and all Phantom Units and Restricted Units shall vest automatically. The Committee may, in its discretion, waive in whole or in part any forfeiture.

(ii) Awards May Be Granted Separately or Together. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for, any other Award granted under the Plan or any award granted under any other plan of the Company or any Affiliate.

(iii) Limits on Transfer of Awards.

(A) Except as provided in Section 6(d)(iii)(C), each Option shall be exercisable only by the Participant during the Participant’s lifetime, or by the person to whom the Participant’s rights shall pass by will or the laws of descent and distribution.

(B) Except as provided in Section 6(d)(iii)(C), no Award and no right under any such Award may be assigned, alienated, pledged, attached, sold, or otherwise transferred or encumbered by a Participant and any such purported assignment, alienation, pledge, attachment, sale, transfer, or encumbrance shall be void and unenforceable against the Company or any Affiliate thereof.

(C) To the extent specifically provided by the Committee with respect to an Option grant, an Option may be transferred by a Participant without consideration to immediate family members or related family trusts, limited partnerships, or similar entities or on such terms and conditions as the Committee may from time to time establish. In addition, Awards may be transferred by will and the laws of descent and distribution.

(iv) Unit Certificates. All certificates for Units or other securities of the Company delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Units or other securities of the Company are then listed, and any applicable federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(v) Delivery of Units or Other Securities and Payment by Participant of Consideration. Notwithstanding anything in the Plan or any grant agreement to the contrary, delivery of Units pursuant to the exercise or vesting of an Award may be deferred for any period during which, in the good faith determination of the Committee, the Company is not reasonably able to obtain or issue Units pursuant to such Award without violating the rules or regulations of any applicable law or securities exchange. No Units or other securities shall be delivered pursuant to any Award until payment in full of any amount required to be paid pursuant to the Plan or the applicable Award Agreement (including, without limitation, any exercise price or tax withholding) is received by the Company. With respect to any Award that is subject to Section 409A of the Code, any delay under this paragraph is intended to apply only if no accelerated taxation or tax penalties under Section 409A of the Code would apply.

(vi) Rule 16b-3. It is intended that the Plan and any Award made to a Participant subject to Section 16 of the Exchange Act meet all of the requirements of Rule 16b-3. If any provision of the Plan or any such Award would disqualify the Plan or such Award under, or would otherwise not comply with, Rule 16b-3, such provision or Award shall be construed or deemed amended to conform to Rule 16b-3.

(vii) Status of Original Issue Units. The Company intends, but shall not be obligated, to register for sale under the Securities Act the Units acquirable pursuant to Awards, and to keep such registration effective throughout the period any Awards are in effect. In the absence of such effective registration or an available exemption from registration under the Securities Act, delivery of Units acquirable pursuant to Awards shall be delayed until registration of such Units is effective or an exemption from registration under the Securities Act is available. In the event exemption from registration under the Securities Act is available, a Participant (or a Participant’s estate or personal representative in the event of the Participant’s death or incapacity), if requested by the Company to do so, will execute and deliver to the Company in writing an agreement containing such provisions as the Company may require to assure compliance with applicable securities laws. No sale or disposition of Units acquired pursuant to an Award by a Participant shall be made in the absence of an effective registration statement under the Securities Act with respect to such Units unless an opinion of counsel satisfactory to the Company that such sale or disposition will not constitute a violation of the Securities Act or any other applicable securities laws is first obtained. With respect to any Award that is subject to Section 409A of the Code, any delay under this paragraph is intended to apply only if no accelerated taxation or tax penalties under Section 409A of the Code would apply.

(viii) Change in Control.

(A) General Authority. In connection with any Change in Control, the Committee may, in its sole and absolute discretion and authority and without obtaining the approval or consent of the Company’s unitholders or any Participant with respect to such Participant’s outstanding Awards, subject to the terms of any Award Agreements or employment agreements between the Company or any Affiliate and any Participant, take one or more of the following actions (with respect to any or all of the Awards, and with discretion to differentiate between individual Participants and Awards for any reason):

(1) Cause Awards to be assumed or a substantially equivalent award to be substituted by the surviving or successor entity or a parent, subsidiary, or affiliate of such successor entity;

(2) Accelerate the vesting of Awards as of immediately prior to the consummation of the transaction that constitutes such Change in Control so that Awards shall vest (and, to the extent applicable, become exercisable) as to the Units that otherwise would have been unvested, in a manner which allows the resulting Units to participate in such transaction;

(3) Arrange or otherwise provide for the payment of cash or other consideration to Participants in exchange for the cancellation of outstanding Awards (with the Committee determining the amount payable to each Participant based on, in the case of an Award of Phantom Units or Restricted Units being cancelled, the Fair Market Value, on the date of the Change in Control, of the Units subject to such Award and, in the case of an Award of Options, the excess, if any, of the Fair Market Value on the date of the Change in Control of the Units issuable with respect to such Options less the aggregate exercise price of such Options);

(4) Terminate all or some Awards upon the consummation of the transaction that constitutes a Change in Control, provided that the Committee shall provide for vesting of such Awards in full as of immediately prior to the consummation of the transaction that constitutes such Change in Control (to the extent that, where applicable, an Award is not exercised prior to consummation of such a transaction in which the Award is not being assumed or substituted, such Award shall terminate upon such consummation); and

(5) Make such other modifications, adjustments, or amendments to outstanding Awards or this Plan as the Committee deems necessary or appropriate.

(B) Vesting in Connection with a Change in Control. Upon a Change in Control, all Awards held by Directors shall, to the extent previously unvested, immediately vest in full. In the case of Participants who are Employees, upon the Participant’s termination of employment by the Company without “Cause” (as defined herein), or upon any other type of termination specified in the applicable Award Agreement, in any case following a Change in Control, any unvested portion of an Award shall immediately vest in full and, in the case of Options, become exercisable for the one-year period following the date of termination of employment, but in any case not later than the end of the original term of the Option.

Section 7. Amendment and Termination

Except to the extent prohibited by applicable law:

(a) Amendments to the Plan. Except as required by the rules of the principal securities exchange on which the Units are traded and subject to Section 7(b), the Board or the Committee may amend, alter, suspend, discontinue, or terminate the Plan in any manner without the consent of any partner, Participant, other holder or beneficiary of an Award, or other Person.

(b) Amendments to Awards. Subject to Section 6(d)(viii) and Section 7(c), the Committee may waive any conditions or rights under, amend any terms of, or alter any Award theretofore granted, provided that no change to any Award, other than pursuant to Section 6(d)(viii) or Section 7(c), shall materially reduce the benefit to a Participant under such Award without the consent of such Participant unless such change is explicitly allowed under the Plan or the applicable Award Agreements.

(c) Adjustment of Awards upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4(c) of the Plan) affecting the Company or the financial statements of the Company, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

Section 8. General Provisions

(a) No Rights to Award. No Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants. The terms and conditions of Awards need not be the same with respect to each Participant.

(b) Withholding. All Awards under the Plan shall be subject to applicable federal (including FICA), state, and local tax withholding requirements. The Company may require that the Participant or other person receiving or exercising Awards pay to the Company the amount of any federal, state, or local taxes that the Company is required to withhold with respect to such Awards, or the Company may deduct from other wages paid by the Company the amount of any withholding taxes due with respect to such Awards. The Company may require forfeiture of any Award for which the Participant does not timely pay the applicable withholding taxes. If the Committee so permits, Units may be withheld to satisfy the Company’s tax withholding obligation with respect to Awards paid in Units, at the time such Awards become subject to employment taxes and tax withholding, as applicable, up to an amount that does not exceed the minimum required withholding for federal (including FICA), state and local tax liabilities.

(c) No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Affiliate or to remain on the Board. Further, the Company or an Affiliate may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

(d) Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware (without regard to any choice of law provision that might refer interpretation of the Plan to the substantive law of another jurisdiction) and applicable federal law.

(e) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(f) Compliance with Other Laws. The Committee may refuse to issue or transfer any Units or other consideration under an Award if, in its sole discretion, it determines that the issuance or transfer of such Units or such other consideration might violate any applicable law or regulation, the rules of the principal securities exchange on which the Units are then traded, or entitle the Company or an Affiliate to recovery of “short swing profits” under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award, shall be promptly refunded to the relevant Participant, holder, or beneficiary. It is intended that, to the extent applicable, Awards made under the Plan comply with the requirements of Section 409A of the Code and the regulations thereunder so as to avoid any accelerated income tax or tax penalty imposed under Section 409A of the Code, and the Plan and Award Agreements shall be interpreted consistently with this intent.

(g) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any participating Affiliate and a Participant or any other Person.

(h) No Fractional Units. No fractional Units shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Units or whether such fractional Units or any rights thereto shall be cancelled, terminated, or otherwise eliminated.

(i) Headings. Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

(j) Facility of Payment. Any amounts payable hereunder to any Person under legal disability or who, in the judgment of the Committee, is unable to properly manage his financial affairs, may be paid to the legal representative of such Person, or may be applied for the benefit of such Person in any manner which the Committee may select, and the Company shall be relieved of any further liability for payment of such amounts.

Section 9. Term of the Plan

The Plan shall be effective on the date of its approval by the Unit holders and shall continue until the date terminated by the Board or Units are no longer available for the grant of Awards under the Plan, whichever occurs first. However, unless otherwise expressly provided in the Plan or in an applicable Award agreement, any Award granted prior to such termination, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under such Award, shall extend beyond such termination date.